Exhibit 4.7

Certain personal information has been omitted from this exhibit and is marked [***].

NOTE PURCHASE AGREEMENT

THIS NOTE PURCHASE AGREEMENT (this “Agreement”), dated as of February 11, 2026, is entered into by and between BRAIIN LIMITED (ACN 660 713 093), an Australian public limited company (“Company”), and ADVAITHAPTYLTDATFTHEADVAITHAFAMILYTRUST, its successors and/or assigns (“Investor”).

A. Company and Investor are executing and delivering this Agreement in reliance upon exemptions from the disclosure and registration requirements under the Corporations Act 2001 (Cth) and any applicable securities laws, including exemptions applicable to offers made to sophisticated investors, professional investors, or otherwise exempt persons. The parties acknowledge that the securities the subject of this Agreement are being issued in reliance on those exemptions and in accordance with the applicable laws and regulations administered by the Australian Securities and Investments Commission (ASIC).

B. Investor desires to purchase and Company desires to issue and sell, upon the terms and conditions set forth in this Agreement: a Secured Promissory Note, in the form attached hereto as Exhibit A, in the original principal amount of USD$12,000,000.00 (the “Note”).

C. This Agreement, the Note, the Security Agreement (as defined below), the Pledge Agreement (as defined below), the Guaranty (as defined below), all security documents to be executed in respect of the Indian Subsidiaries (including VIS Networks Pvt. Ltd) as contemplated by Section 1.5, and all other certificates, documents, agreements, resolutions and instruments delivered to any party under or in connection with this Agreement, as the same may be amended from time to time (including any amendments executed pursuant to the Company’s obligation to perfect the Investor’s security interests), are collectively referred to herein as the “Transaction Documents”.

NOW, THEREFORE, in consideration of the above recitals and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Company and Investor hereby agree as follows:

1. Purchase and Sale of Note.

1.1. Purchase of Note. Company shall issue and sell to Investor and Investor shall purchase from Company the Note. In consideration thereof, Investor shall pay the Purchase Price (as defined below) to Company.

1.2. Form of Payment. On the Closing Date (as defined below), Investor shall pay the Purchase Price to Company via wire transfer of immediately available funds against delivery of the Note.

1.3. This Agreement shall be executed and become effective as of the date it is signed by the parties (the “Effective Date”). Subject to the satisfaction (or written waiver) of the conditions set forth in Sections 5 and 6 below, the issuance and sale of the Note pursuant to this Agreement shall occur on the first date (the “Initial Listing Date”) that Company’s ordinary shares, no par value per share (the “Ordinary Shares”), trade on the Nasdaq Stock Market (“Nasdaq”, andsuch date, the “Closing Date”). In the event the Initial Listing Date has not occurred on or before February 13, 2026, Investor may terminate this Agreement, and all obligations of Investor hereunder shall thereupon be void and of no further force or effect. The closing of the transactions contemplated by this Agreement (the “Closing”) shall occur on the Closing Date by means of the exchange of electronic signatures and/or electronic delivery of documents and shall be deemed for all purposes to have occurred at the registered offices of the Company. Notwithstanding the occurrence of the Closing, Company acknowledges and agrees that its obligations to execute and deliver amendments to Transaction Documents and additional security documents as may be required to perfect the Investor’s security interests shall survive the Closing and continue throughout the term of the Note.

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1.4. Original Issue Discount; Transaction Expense Amount. The Note carries an original issue discount of USD$2,600,000.00 (the “OID”). In addition, Company agrees to pay $30,000.00 to Investor to cover Investor’s legal fees, accounting costs, due diligence, monitoring and other transaction costs incurred in connection with the purchase and sale of the Note (the “Transaction Expense Amount”). The OID and the Transaction Expense Amount are included in the initial principal balance of the Note and deemed to be fully earned and non-refundable as of the Closing Date. The “Purchase Price” for the Note, therefore, shall be USD $9,400,000.00, computed as follows: USD $12,000,000.00 initial principal balance of the Note, less the OID, less the Transaction Expense Amount.

1.5. Collateral. Company’s obligations under the Note and the other Transaction Documents will be secured by the following collateral (collectively, the “Collateral”), and Company shall take all actions necessary, and execute all documents required, including amendments to any Transaction Document, to ensure that the Investor obtains and maintains perfected, first-priority security interests in all such Collateral: (i) all of Company’s assets, and the assets of Raptor300 Inc., a Delaware corporation (“Raptor Delaware”), Braiin LLC, a Delaware limited liability company (“Braiin Delaware”, and together Raptor Delaware, the “US Subsidiaries”), Connect Simple Pty Ltd, an Australian private limited company (“Connect Simple”), and VIS Networks Pvt Ltd., an Indian private limited company (“VIS Networks or VIS India”), and any other related entities of the Company incorporated in India (collectively, the “Indian Subsidiaries”), on a first-priority, senior secured basis, as further described in the Security Agreement attached hereto as Exhibit B (the “Security Agreement”); (ii) all of the intellectual property of Company, Raptor Delaware, Braiin Delaware, Connect Simple, and the Indian Subsidiaries, as further described in the Intellectual Property Security Agreement attached hereto as Exhibit C; (iii) a pledge of Company’s and of certain of Company’s Subsidiaries’ (as defined below) ordinary shares, shares of common stock, limited liability company interests, or other form of ownership interests, as applicable, in the subsidiaries listed in Schedule 1 (each, a “Subsidiary” and collectively, the “Subsidiaries”), including without limitation all shares in VIS Networks India and any other Indian Subsidiaries, of the Pledge Agreement attached hereto as Exhibit D (the “Pledge Agreement”); (iv) a guarantee of Company’s obligations under the Note and other the Transaction Documents by the Subsidiaries, including the Indian Subsidiaries, pursuant to the Guaranty attached hereto as Exhibit E (the “Guaranty or Guarantee”); and (v) any other security interests over the assets and shares of the Indian Subsidiaries as may be required under Indian law to perfect the Investor’s security interest. Within thirty (30) days following the Closing Date, Company shall execute and deliver, and shall cause each related entity (including any Indian Subsidiary) to execute and deliver, all security documents, pledge agreements, guarantees, and other instruments in such form as the Investor may reasonably require to create, perfect, and maintain first-priority security interests over all assets and shares of such entities in accordance with applicable law. Company further covenants and agrees that, at any time and from time to time during the term of the Note, it shall promptly execute and deliver, and shall cause each Subsidiary (including any Indian Subsidiary) to promptly execute and deliver, such further documents, instruments, amendments, supplements, and agreements, and take or cause to be taken such further actions, as the Investor may reasonably request to create, perfect, maintain, or enforce the Investor’s first-priority security interests in the collateral contemplated by the Transaction Documents, including without limitation any amendments to the Transaction Documents that may be necessary or advisable to achieve perfection of security interests under applicable law in any relevant jurisdiction.

2. Investor’s Representations and Warranties. Investor represents and warrants to Company that as of the Closing Date: (i) this Agreement has been duly and validly authorized; (ii) this Agreement constitutes a valid and binding agreement of Investor enforceable in accordance with its terms; and (iii) Investor is a “sophisticated investor” within the meaning of section 708 of the Corporations Act 2001 (Cth).

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3. Company’s Representations and Warranties. Company represents and warrants to Investor that as of the Effective Date: Company is a corporation duly incorporated, validly existing and in good standing under the laws of its jurisdiction of incorporation and has full corporate power and authority to own its properties and to carry on its business as presently conducted, and Company shall maintain such good standing and corporate existence throughout the term of the Note; (ii) Company is duly registered or authorised to carry on business and is in good standing in each jurisdiction where the nature of the business conducted or property owned by it makes such registration or authorisation necessary, including in India with respect to VIS Networks Pvt. Ltd and any other Indian Subsidiaries, and Company represents that all Indian Subsidiaries are validly existing under Indian law and have the corporate power and authority to grant security over their assets and shares; (iii) the execution, delivery and performance of each of the Transaction Documents, and the transactions contemplated by them, have been duly and validly authorised by all necessary corporate action of Company; (iv) the Transaction Documents have been duly executed and delivered by Company and constitute valid and binding obligations of Company, enforceable against it in accordance with their terms, subject to applicable laws relating to insolvency, bankruptcy, reorganisation and general equitable principles; (v) the execution and delivery of the Transaction Documents by Company, the issuance of the Note in accordance with its terms, and the consummation by Company of the transactions contemplated by the Transaction Documents do not and will not conflict with, result in a breach of, or constitute a default under: (a) Company’s constitution or other constituent documents, as currently in effect; (b) any material agreement, arrangement, indenture, mortgage, security document or other instrument to which Company is a party or by which it or any of its assets are bound, including any applicable listing rules or listing agreement in respect of its securities; or (c) any applicable law, regulation, rule, judgment, order or decree of any court or governmental authority having jurisdiction over Company or its assets; (vi) no further authorisation, approval or consent of any court, governmental authority, regulatory body, stock exchange, market operator, self-regulatory organisation, shareholder, creditor or lender is required to be obtained by Company in connection with the execution and delivery of the Transaction Documents or the issuance of the Note, except for those that have been obtained prior to the Closing Date, and Company represents that all such required authorisations, approvals and consents have been obtained and remain in full force and effect; provided that Company shall obtain, within thirty (30) days following the Closing Date, all authorisations, approvals and consents required under Indian law for the grant of security over the assets and shares of the Indian Subsidiaries and shall provide evidence of the same to Investor promptly upon receipt; (vii) there is no action, suit, proceeding, inquiry or investigation pending or, to the knowledge of Company after due inquiry, threatened against or affecting Company or any Subsidiary before or by any court, governmental authority, regulator, commission, board, agency or other body which would reasonably be expected to (i) have a material adverse effect on Company or any Subsidiary, (ii) impair the Investor’s security interest in the collateral, or (iii) affect Company’s ability to perform its obligations under the Transaction Documents; (viii) Company has made all disclosures required under applicable laws and regulations in respect of any prior financing transactions that were required to be disclosed to shareholders, investors, ASIC, or any applicable securities exchange; (ix) Company is not, and has not in the previous twelve (12) months been, an entity with no or nominal operations and no or nominal assets other than cash or cash equivalents, except as previously disclosed in writing to Investor; (x) to the extent any commissions, placement agent fees, finder’s fees or similar payments (Broker Fees) are payable by Company in connection with this Agreement or the transactions contemplated by it, any such Broker Fees will be paid in compliance with all applicable laws and regulations and, where required, only to persons appropriately licensed or authorised to provide financial services under applicable law; (xi) Investor shall have no obligation with respect to any Broker Fees or to any claims made by or on behalf of other persons for fees of the type contemplated above, and Company shall indemnify and hold harmless Investor and its officers, directors, employees, shareholders, members, managers, agents, partners and affiliates from and against all claims, losses, damages, costs (including preparation costs and reasonable legal fees) and expenses suffered or incurred in respect of any such claimed Broker Fees; (xii) neither Investor nor any of its officers, directors, shareholders, members, managers, employees, agents or representatives has made any representation or warranty to Company except as expressly set out in the Transaction Documents and, in entering into the transactions contemplated by the Transaction Documents, Company is not relying on any representation, warranty, covenant or promise of Investor or its representatives other than those expressly set out in the Transaction Documents; (xiii) Company acknowledges that the governing law and jurisdiction provisions set out in this Agreement have a reasonable relationship to the transactions contemplated by the Transaction Documents and agrees to submit to the jurisdiction specified in those provisions and waives any objection to venue or forum on that basis; (xiv) Company acknowledges that Investor may not be licensed as a financial services provider, broker or dealer in any particular jurisdiction, and Company confirms that it has formed its own view as to the appropriateness of entering into the Transaction Documents; (xv) Company shall comply in all material respects with applicable United States federal securities laws, including, where applicable, the Securities Exchange Act of 1934 and the rules and regulations of the U.S. Securities and Exchange Commission, to the extent required in connection with the listing of its securities on Nasdaq and the performance of its obligations under the Transaction Documents. (xvi) Company confirms that it has undertaken its own due diligence and background enquiries in respect of Investor and its affiliates and has reviewed all materials provided by Investor. Company, being aware of the matters described in subsections (xvii) and (xviii), acknowledges and agrees that such matters do not affect the validity or enforceability of the Transaction Documents and covenants that it will not seek to rely on any such matters as a defence to the performance of its obligations under the Transaction Documents or in any attempt to avoid, modify, reduce, rescind or invalidate those obligations. (xvii) Company covenants and agrees that it shall, at its own cost and expense, at any time and from time to time during the term of the Note, execute and deliver, and cause each Subsidiary to execute and deliver, such amendments, supplements, and modifications to any Transaction Document, and such additional documents, instruments, and agreements, as the Investor may reasonably request to create, perfect, maintain, or enforce the Investor’s first-priority security interests in all collateral contemplated by the Transaction Documents under applicable law in any relevant jurisdiction, including but not limited to Australian law, United States law, Indian law, and the law of any other jurisdiction where any collateral or any Subsidiary is located. Company acknowledges that the perfection requirements and formalities may differ across jurisdictions and agrees to cooperate fully with Investor to ensure that all such requirements are satisfied.

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4. Company Covenants. Until all of Company’s obligations under the Transaction Documents have been fully satisfied, discharged and performed, or within the timeframes otherwise specifically set out below, Company covenants that it will at all times comply with the following: (a) within thirty (30) days following the Closing Date, Company shall execute and deliver (and shall cause all of its Subsidiaries and related entities, including without limitation all Indian subsidiaries and related entities such as VIS Networks Pvt. Ltd, to execute and deliver) all security documents, share pledges, charges, mortgages, debentures, and other instruments as may be required by Investor in its sole discretion to grant Investor a first-priority perfected security interest over all shares and assets of Company and each such Subsidiary and related entity, in each case in form and substance satisfactory to Investor and its legal counsel, and in compliance with all applicable laws including for security creation and perfection. Company shall promptly amend, supplement or otherwise modify any Transaction Document (including this Agreement, the Note, the Security Agreement, the IP Security Agreement, the Guaranty, and any other related documents) as may be required or reasonably requested by Investor or its legal counsel to enable Investor to obtain, maintain, or perfect its security interests and rights under the Transaction Documents in any jurisdiction, and Company shall execute and deliver (and shall cause all Subsidiaries and related entities to execute and deliver) all such amendments, supplements, modifications, and additional documents within five (5) business days of Investor’s request; (b) Company shall bear all costs, fees and expenses (including legal fees and stamp duties) associated with the preparation, execution, registration, and perfection of such security documents in all relevant jurisdictions including India, and shall likewise bear all costs, fees and expenses associated with any amendments, supplements, or modifications to any Transaction Document that are required or requested by Investor to obtain, maintain, or perfect its security interests; (i) following the Initial Listing Date, and for so long as Investor beneficially owns the Note and for at least twenty (20) Trading Days (as defined in the Note) thereafter, Company will lodge, within the applicable statutory timeframes, all reports and disclosures required to be lodged with the Australian Securities and Investments Commission (ASIC) and, if applicable, any securities exchange on which its securities are quoted, including without limitation those required under the Corporations Act 2001 (Cth) and the applicable listing rules, and shall provide Investor with copies of all such reports and disclosures concurrently with their lodgement. Company will take all reasonable steps within its control to ensure that current and accurate public information concerning Company remains available to the market, including compliance with its continuous disclosure obligations where applicable, and will not voluntarily seek to cease being an entity subject to such reporting and disclosure obligations if doing so would materially prejudice the Investor’s ability to deal in, enforce, or realise its rights under the Note, except with the prior written consent of the Investor. (i) following the Initial Listing Date, Company will ensure that the Ordinary Shares are listed or quoted for trading on NYSE, NYSE American, or Nasdaq; (ii) following the Initial Listing Date, Company will ensure that trading in the Ordinary Shares will not be suspended, halted, chilled, frozen, reach zero bid or otherwise cease trading on Company’s principal trading market; (iii) neither Company nor any Subsidiary will make any Restricted Issuance (as defined below) without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion, and any Restricted Issuance made without such consent shall constitute an immediate Event of Default under the Note; (iv) Company will not enter into any new agreement or otherwise agree to any covenant, condition, or obligation that locks up, restricts in any way or otherwise prohibits Company: (a) from entering into a variable rate transaction with Investor or any affiliate of Investor, or (b) from issuing Ordinary Shares, preferred stock, warrants, convertible notes, other debt securities, or any other Company securities to Investor or any affiliate of Investor; (v) neither Company nor any Subsidiary (including without limitation any Indian subsidiary or related entity such as VIS Networks Pvt. Ltd) will grant any lien, security interest, charge, mortgage, pledge or encumbrance of any kind on any of its assets or shares, other than Permitted Liens (as defined in the Security Agreement) and security interests granted in favour of Investor, without Investor’s prior written consent, which consent may be granted or withheld in Investor’s sole and absolute discretion, and any such lien, security interest or encumbrance granted without such consent shall constitute an immediate Event of Default under the Note and shall be void and of no effect as against the Investor; and the Company shall immediately take all steps necessary to remove such lien, security interest or encumbrance at Company’s sole cost and expense (vi) Company will not allow any Subsidiary (including without limitation any Indian subsidiary or related entity such as VIS Networks Pvt. Ltd) to sell, transfer or issue any equity or grant any right to any equity interest or voting rights in such Subsidiary or related entity, or create, permit or suffer to exist any Encumbrance over the shares or assets of any such Subsidiary or related entity (other than Permitted Liens and security interests granted to Investor), other than Permitted Transactions (as defined in the Note), and any such sale, transfer, issuance or Encumbrance made without Investor’s prior written consent shall constitute an immediate Event of Default under the Note; (vii) Company shall, for so long as any Secured Obligations remain outstanding, comply in all material respects with all applicable United States federal securities laws, including the Securities Act of 1933, the Securities Exchange Act of 1934, and the rules and regulations of the U.S. Securities and Exchange Commission, to the extent applicable to the Company and its securities. Without limitation, the Company shall use reasonable endeavours to maintain compliance with its periodic reporting and disclosure obligations and any applicable Nasdaq listing requirements; (viii) Company shall use the proceeds of the purchase and sale of the Note solely for working capital and general corporate purposes or to make acquisitions of target companies, and shall not use such proceeds in excess of $1,250,000.00 for the purpose of full or partial repayment of any third-party debt. For purposes hereof, the term “Restricted Issuance” means the issuance, incurrence or guarantee of any debt obligations (including any merchant cash advance, account receivable factoring or other similar agreement), other than debt consisting of trade payables in the ordinary course of business, secured debt pari passu in priority to the Note and consented to in a signed writing by Investor in Investor’s sole and absolute discretion), and unsecured financing debt that is expressly junior in priority to the Note (“Junior Debt”) (collectively, “Permitted Debt”), or the issuance of any securities that (1) have or may have conversion rights of any kind, contingent, conditional or otherwise, in which the number of shares that may be issued pursuant to such conversion right varies with the market price of the Ordinary Shares; (2) are or may become convertible into Ordinary Shares (including without limitation convertible debt, warrants or convertible preferred shares), with a conversion price that varies with the market price of the Ordinary Shares, even if such security only becomes convertible following an event of default, the passage of time, or another trigger event or condition; (3) have a fixed conversion price, exercise price or exchange price that is subject to being reset at some future date at any time after the initial issuance of such debt or equity security (A) due to a change in the market price of Company’s Ordinary Shares since the date of the initial issuance or (B) upon the occurrence of specified or contingent events directly or indirectly related to the business of Company (including, without limitation, any “full ratchet” or “weighted average” anti-dilution provisions, but not including any standard anti-dilution protection for any reorganization, recapitalization, non-cash dividend, stock split or other similar transaction); or (4) are issued or to be issued in connection with Section 3(a)(9) exchange, a Section 3(a)(10) settlement, or any other similar settlement or exchange. For the avoidance of doubt, Ordinary Shares issued pursuant to any of the following will not be considered Restricted Issuances: (i) ATM facilities; (ii) primary offerings of Ordinary Shares or warrants without variable price mechanics or (iii) Permitted Transactions, so long as such Permitted Transactions do not include any variable price mechanics. Company shall not make payments of interest, principal, fees or other charges on any Junior Debt during such time as the Note has any remaining Outstanding Balance (as defined in the Note), and any such payment made in violation of this provision shall constitute an immediate Event of Default under the Note and the Company shall immediately pay to Investor an amount equal to any such prohibited payment. (ix) Company shall not, and shall procure that VIS Networks Pvt. Ltd (India) and any other Indian Subsidiaries shall not, mortgage, pledge, charge, or create any encumbrance whatsoever over any property, assets, or undertaking owned by or vested in VIS Networks Pvt. Ltd or any other Indian Subsidiary in favour of any person or entity other than the Investor, without the Investor’s prior written consent in writing, which consent may be granted or withheld in the Investor’s sole and absolute discretion. Company shall, and shall cause VIS Networks Pvt. Ltd and each other Indian Subsidiary to, execute and deliver all documents, instruments, mortgages, charges, debentures, pledge agreements, security agreements, and any other documentation as may be required or requested by the Investor from time to time to create, perfect, register, maintain, and enforce the Investor’s security interests over all property, assets, and undertaking of VIS Networks Pvt. Ltd and each other Indian Subsidiary, in form and substance satisfactory to the Investor and its legal counsel, and in accordance with all applicable Indian laws and regulations. Any breach of this covenant shall constitute an immediate Event of Default under the Note.

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5. Conditions to Company’s Obligation to Sell. The obligation of Company hereunder to issue and sell the Note to Investor at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions:

5.1. Investor shall have executed the applicable Transaction Documents and delivered the same to Company.

5.2. Investor shall have delivered the Purchase Price to Company in accordance with Section 1.2 above.

6. Conditions to Investor’s Obligation to Purchase. The obligation of Investor hereunder to purchase the Note at the Closing is subject to the satisfaction, on or before the Closing Date, of each of the following conditions, provided that these conditions are for Investor’s sole benefit and may be waived by Investor at any time in its sole discretion:

6.1. Company shall have executed all applicable Transaction Documents and delivered the same to Investor.

6.2. Company shall have delivered to Investor a fully executed Officer’s Certificate substantially in the form attached hereto as Exhibit F evidencing Company’s approval of the Transaction Documents.

6.3. Each Subsidiary shall have executed and delivered the Guaranty.

6.4. The applicable Subsidiaries shall have executed and delivered the Security Agreement and the IP Security Agreement. Company acknowledges that additional security documents, amendments to Transaction Documents, or supplemental documentation may be required after Closing to perfect or maintain Investor’s security interests in any jurisdiction, and Company agrees to execute and deliver (and to cause all Subsidiaries and related entities to execute and deliver) any such documents promptly upon Investor’s request.

6.5. All of Company’s representations and warranties shall be true and correct in every material respect as of the Closing Date.

6.6. Company shall have registered its Ordinary Shares under Section 12(b) or 15(d) of the 1934 Act and be obligated to file reports pursuant to Section 13 or Section 15(d) of the 1934 Act.

6.7. The Initial Listing Date shall have occurred.

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7. Most Favored Nation. So long as the Note is outstanding, upon any issuance by Company of any debt security with any economic term or condition more favorable to the holder of such debt security or with a term in favor of the holder of such debt security that was not similarly provided to Investor in the Transaction Documents, then Company shall notify Investor within five (5) business days of such issuance of such additional or more favorable economic term and such term, at Investor’s option, shall automatically become a part of the Transaction Documents for the benefit of Investor with effect from the date such term was granted to the third party. Additionally, if Company fails to notify Investor of any such additional or more favorable term within the required timeframe, but Investor becomes aware that Company has granted such a term to any third party, Investor may notify Company of such additional or more favorable term and such term shall automatically become a part of the Transaction Documents retroactive to the date on which such term was granted to the applicable third party, and such failure to notify shall constitute an Event of Default under the Note. The types of economic terms contained in another security that may be more favorable to the holder of such security include, but are not limited to, terms addressing conversions into Ordinary Shares, conversion discounts, conversion lookback periods, interest rates, original issue discounts, stock sale price, conversion price per share, warrant coverage, warrant exercise price, and anti-dilution/conversion and exercise price resets.

8. Foreign Company Representations.

8.1. OFAC Certification. Company certifies that (i) it is not acting on behalf of any person, group, entity, or nation named by any Executive Order or the United States Treasury Department, through its Office of Foreign Assets Control (“OFAC”) or otherwise, as a terrorist, “Specially Designated Nation”, “Blocked Person”, or other banned or blocked person, entity, nation, or transaction pursuant to any law, order, rule or regulation that is enforced or administered by OFAC or another department of the United States government, and (ii) Company is not engaged in this transaction on behalf of, or instigating or facilitating this transaction on behalf of, any such person, group, entity or nation.

8.2. Foreign Corrupt Practices. Neither Company, nor any of its subsidiaries, nor any director, officer, agent, employee or other person acting on behalf of Company or any subsidiary has, in the course of his actions for, or on behalf of, Company, used any corporate funds for any unlawful contribution, gift, entertainment or other unlawful expenses relating to political activity; made any direct or indirect unlawful payment to any foreign or domestic government official or employee from corporate funds; violated or is in violation of any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, or made any bribe, rebate, payoff, influence payment, kickback or other unlawful payment to any foreign or domestic government official or employee.

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8.3. Patriot Act. Company shall not (i) be or become subject at any time to any law, regulation, or list of any government agency (including, without limitation, the OFAC) that prohibits or limits Investor from making any advance or extension of credit to Company or from otherwise conducting business with Company, or (ii) fail to provide documentary and other evidence of Company’s identity as may be requested by Investor at any time to enable Investor to verify Company’s identity or to comply with any applicable law or regulation, including, without limitation, Section 326 of the USA Patriot Act of 2001, 31 U.S.C. Section 5318. Company shall comply with all requirements of law relating to money laundering, anti-terrorism, trade embargos and economic sanctions, now or hereafter in effect. Upon Investor’s request from time to time, Company shall certify in writing to Investor that Company’s representations, warranties and obligations under this Section 8.3 remain true and correct and have not been breached. Company shall immediately notify Investor in writing if any of such representations, warranties or covenants are no longer true or have been breached or if Company has a reasonable basis to believe that they may no longer be true or have been breached. In connection with such an event, Company shall comply with all requirements of law and directives of governmental authorities and, at Investor’s request, provide to Investor copies of all notices, reports and other communications exchanged with, or received from, governmental authorities relating to such an event. Company shall also reimburse Investor any reasonable, documented, and out-of-pocket expense incurred by Investor directly attributable to evaluating the effect of such an event on the loan secured hereby, in obtaining any necessary license from governmental authorities required for Investor to enforce its rights under the Transaction Documents, and in complying with all requirements of law applicable to Investor as the result of the existence of such an event and for any penalties or fines imposed upon Investor as a result thereof.

8.4. Outbound Investment Status. Company represents and warrants to Investor, as of the Closing Date, that: Company is not a “covered foreign person” under 31 C.F.R. § 850.209. Furthermore, Company does not currently engage, and has no intention to engage, in any “covered activity” or “covered transaction” (as defined in 31 C.F.R. §§ 850.208 and 850.210) that would result in a “notifiable transaction” or a “prohibited transaction” (as defined in 31 C.F.R. § 850.217 and 850.224), or that would otherwise violate, or cause Investor to violate, any “Outbound Investment Law.” For purposes of this Agreement, “Outbound Investment Law” refers to any legal requirement related to the “Outbound Investment Regulations” (31 C.F.R. §§ 850.101–850.904) and Executive Order 14105.

9. Miscellaneous. The provisions set forth in this Section 9 shall apply to this Agreement, as well as all other Transaction Documents as if these terms were fully set forth therein; provided, however, that in the event there is a conflict between any provision set forth in this Section 9 and any provision in any other Transaction Document, the provision in such other Transaction Document shall govern.

9.1. Arbitration of Claims. The parties shall submit all Claims (as defined in Exhibit G) arising under this Agreement or any other Transaction Document or any other agreement between the parties and their affiliates or any Claim relating to the relationship of the parties to binding arbitration pursuant to the arbitration provisions set forth in Exhibit G attached hereto (the “Arbitration Provisions”). For the avoidance of doubt, the parties agree that the injunctive relief described in Section 9.3 below may be pursued in an arbitration that is separate and apart from any other arbitration regarding all other Claims arising under the Transaction Documents or, at Investor’s election in its sole discretion, may be pursued in any court of competent jurisdiction notwithstanding the Arbitration Provisions. The parties hereby acknowledge and agree that the Arbitration Provisions are unconditionally binding on the parties hereto and are severable from all other provisions of this Agreement. By executing this Agreement, Company represents, warrants and covenants that Company has reviewed the Arbitration Provisions carefully, consulted with legal counsel about such provisions (or waived its right to do so), understands that the Arbitration Provisions are intended to allow for the expeditious and efficient resolution of any dispute hereunder, agrees to the terms and limitations set forth in the Arbitration Provisions, and that Company will not take a position contrary to the foregoing representations. Company acknowledges and agrees that Investor may rely upon the foregoing representations and covenants of Company regarding the Arbitration Provisions.

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9.2. Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws in force in the State of Victoria, Australia, and all questions concerning the construction, validity, interpretation and performance of this Agreement shall be determined in accordance with those laws, without giving effect to any choice of law or conflict of law rules that would result in the application of the laws of any other jurisdiction. Each party consents to and expressly agrees that the seat and venue of any arbitration arising out of or relating to any Transaction Document, or the relationship of the parties or their affiliates, shall be Victoria, Australia, and that the arbitration shall be conducted in accordance with the Arbitration Provisions. Without limiting the parties’ obligations to resolve disputes pursuant to the Arbitration Provisions, and solely for the purposes of any court proceedings permitted under this Agreement (including applications to compel arbitration, obtain interim relief, or recognise, enforce or set aside an arbitral award), each party: (i) irrevocably submits to the exclusive jurisdiction of the courts of the State of Victoria, Australia, including the Supreme Court of Victoria; (ii) agrees that any such proceedings must be brought in a court sitting in Victoria, Australia; (iii) agrees not to commence any such proceedings in any jurisdiction outside Victoria, Australia; and (iv) waives any objection on the grounds of improper venue, forum non conveniens, or any similar basis to the bringing of any such proceeding in Victoria, Australia. The Company acknowledges that the governing law and jurisdiction provisions set out in this section are material terms that have induced Investor to enter into the Transaction Documents and that, but for Company’s agreement to these provisions, Investor would not have entered into the Transaction Documents.

9.3. Specific Performance. Company acknowledges and agrees that Investor may suffer irreparable harm if Company fails to perform any material provision of this Agreement or any of the other Transaction Documents in accordance with its specific terms. It is accordingly agreed that Investor shall be entitled to one or more injunctions to prevent or cure breaches of the provisions of this Agreement or such other Transaction Document and to enforce specifically the terms and provisions hereof or thereof, this being in addition to any other remedy to which Investor may be entitled under the Transaction Documents, at law or in equity. Company specifically agrees that: (i) following an Event of Default (as defined in the Note) under the Note, Investor shall have the right to seek and receive injunctive relief from a court or an arbitrator prohibiting Company from issuing any of its Ordinary Shares or preferred stock to any party unless fifty percent (50%) of the gross proceeds received by Company in connection with such issuance are simultaneously used by Company to make a payment under the Note; (ii) following a breach of Section 4(iv) above, Investor shall have the right to seek and receive injunctive relief from a court or arbitrator invalidating such lock-up; (iii) if Company or any of its subsidiaries enters into a definitive agreement that contemplates a Fundamental Transaction (as defined in the Note), unless such agreement contains a closing condition that the Note are repaid in full upon consummation of the transaction or Investor has provided its written consent in a signed writing to such Fundamental Transaction, Investor shall have the right to seek and receive injunctive relief from a court or arbitrator preventing the consummation of such transaction; and (iv) if Company fails to deliver, perfect, or maintain security over related entities as required under Section 9.11, or fails to amend any Transaction Document as required to perfect such security, Investor shall have the right to seek and receive injunctive relief from a court or arbitrator compelling Company to execute, deliver, and perfect such security documents and amendments, and to take all necessary actions to grant the Investor valid, enforceable, and first-ranking security interests. Company specifically acknowledges that Investor’s right to obtain specific performance constitutes bargained for leverage and that the loss of such leverage would result in irreparable harm to Investor. For the avoidance of doubt, in the event Investor seeks to obtain an injunction from a court or an arbitrator against Company or specific performance of any provision of any Transaction Document, such action shall not be a waiver of any right of Investor under any Transaction Document, at law, or in equity, including without limitation its rights to arbitrate any Claim pursuant to the terms of the Transaction Documents, nor shall Investor’s pursuit of an injunction prevent Investor, under the doctrines of claim preclusion, issues preclusion, res judicata or other similar legal doctrines, from pursuing other Claims in the future in a separate arbitration

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9.4. Counterparts. This Agreement may be executed in two (2) or more counterparts, each of which when executed shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed and delivered by electronic means, including by exchange of signed PDF copies or by use of an electronic signature platform. A signature transmitted electronically, including by PDF or other electronic communication, shall be taken to be a valid and binding execution of this Agreement and shall be effective for all purposes, to the extent permitted by applicable law, including the Electronic Transactions (Victoria) Act 2000 (Vic) and any corresponding Commonwealth legislation.

9.5. Headings. The headings of this Agreement are for convenience of reference only and shall not form part of, or affect the interpretation of, this Agreement.

9.6. Severability. In the event that any provision of this Agreement is invalid or unenforceable under any applicable statute or rule of law, then such provision shall be deemed inoperative to the extent that it may conflict therewith and shall be deemed modified to conform to such statute or rule of law. Any provision hereof which may prove invalid or unenforceable under any law shall not affect the validity or enforceability of any other provision hereof.

9.7. Entire Agreement. This Agreement, together with the other Transaction Documents, contains the entire understanding of the parties with respect to the matters covered herein and therein and, except as specifically set forth herein or therein, neither Company nor Investor makes any representation, warranty, covenant or undertaking with respect to such matters. For the avoidance of doubt, all prior term sheets or other documents between Company and Investor, or any affiliate thereof, related to the transactions contemplated by the Transaction Documents (collectively, “Prior Agreements”), that may have been entered into between Company and Investor, or any affiliate thereof, are hereby null and void and deemed to be replaced in their entirety by the Transaction Documents. To the extent there is a conflict between any term set forth in any Prior Agreement and the term(s) of the Transaction Documents, the Transaction Documents shall govern.

9.8. Amendments. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by both parties hereto.

9.9. Notices. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given on the earliest of: (i) the date delivered, if delivered by personal delivery as against written receipt therefor or by email to an executive officer named below or such officer’s successor, or by facsimile (with successful transmission confirmation which is kept by sending party), (ii) the earlier of the date delivered or the fifth (5th) Trading Day after deposit, postage prepaid, with an international courier, or (iii) the earlier of the date delivered or the third Trading Day after mailing by express courier, with delivery costs and fees prepaid, in each case, addressed to each of the other parties thereunto entitled at the following addresses (or at such other addresses as such party may designate by five (5) calendar days’ advance written notice similarly given to each of the other parties hereto):

If to Company:

Braiin Limited
Attn: Natraj Balasubramanian
283 Rokeby Road
Subiaco, Western Australia 6008

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If to Investor:

Advaitha Pty Ltd
Attn: Chetan Saligrama
Email: [***]
[***]

9.10. Successors and Assigns. This Agreement and any of the severable rights, obligations and remedies inuring to the benefit of or to be performed by Investor hereunder may be assigned by Investor to a third party, including its affiliates, in whole or in part, without the need to obtain Company’s consent thereto. Company may not assign or transfer its rights or obligations under this Agreement or delegate its duties hereunder, whether directly or indirectly, without the prior written consent of Investor, and any such attempted assignment or delegation shall be null and void.

9.11. Survival. The representations and warranties of Company and the agreements and covenants set forth in this Agreement shall survive the Closing hereunder notwithstanding any due diligence investigation conducted by or on behalf of Investor. Company agrees to indemnify and hold harmless Investor and all its officers, members, managers, employees, attorneys, and agents for loss or damage related to any third-party claims arising as a result of or related to any breach or alleged breach by Company of any of its representations, warranties and covenants set forth in this Agreement or any of its covenants and obligations under this Agreement, including advancement of expenses as they are incurred. Such indemnification obligations shall survive termination of this Agreement.

Security Over Related Entities. Within thirty (30) calendar days following the Closing Date, the Company shall procure and deliver to the Investor security over all shares and assets of any related entities of the Company (which are not covered by the Transaction Documents listed in the Exhibits), including without limitation all shares and assets of VIS Networks Pvt. Ltd (India) and any other subsidiaries, affiliates or related bodies corporate of the Company (whether incorporated in India, Australia or elsewhere). For the avoidance of doubt, the Company’s obligation to deliver security extends to any related entities acquired, established, or otherwise coming under the control of the Company after the Closing Date, and the Company shall deliver such security within thirty (30) calendar days of such acquisition, establishment, or assumption of control. (a) share pledges or charges over all issued and outstanding shares in such related entities; (b) general security agreements, debentures, or charges over all present and after-acquired assets of such related entities; (c) specific charges over intellectual property, real property, and material contracts of such related entities; and (d) any other security documents reasonably required by the Investor to perfect and protect its security interest in such shares and assets.

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All such security documents shall be in a form and substance satisfactory to the Investor and its legal advisors, shall be executed by the Company and each related entity (and their respective directors and officers as applicable), and shall be registered, filed, or perfected in all applicable jurisdictions as required by applicable law. The Company shall bear all costs and expenses associated with the preparation, execution, stamping, registration, perfection, maintenance, enforcement, and release (if applicable) of such security documents, including without limitation all legal fees and disbursements of the Investor’s legal advisors, filing and registration fees, stamp duties, notarization costs, translation costs (where documents must be prepared in languages other than English), and any other costs incurred in connection with creating, perfecting, maintaining, or enforcing the Investor’s security interests in any jurisdiction. The Company shall promptly amend, supplement, or execute any Transaction Document or related security document as may be reasonably required by the Investor or its legal advisors to create, perfect, maintain, or enforce the Investor’s security interests in the shares and assets of the Company and its related entities, including without limitation any amendments necessary to comply with applicable law in any relevant jurisdiction or to address any defects, ambiguities, or deficiencies identified by the Investor. The Company acknowledges and agrees that: (i) the failure to deliver such security documents within the specified timeframe; (ii) the failure to procure execution of such security documents by any related entity, director, officer, or shareholder as required; (iii) the failure to register, file, or perfect such security in any applicable jurisdiction; (iv) the failure to maintain such security in full force and effect; or (v) the failure to execute any amendments to Transaction Documents as required to perfect security, shall in each case constitute an Event of Default under the Note and other Transaction Documents, entitling the Investor to exercise all rights and remedies available under the Transaction Documents, at law, or in equity.

9.12. Further Assurances. Each party shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents, as the other party may reasonably request in order to carry out the intent and accomplish the purposes of this Agreement and the consummation of the transactions contemplated hereby. Without limiting the generality of the foregoing, the Company shall, at the Investor’s request and at the Company’s expense, promptly execute and deliver any amendments, supplements, restatements, or other modifications to any Transaction Document, and shall cause its related entities to execute and deliver any security documents, pledges, charges, guarantees, or other instruments, as may be reasonably required by the Investor to create, perfect, maintain, protect, or enforce the Investor’s security interests and rights under the Transaction Documents, including to address any legal or regulatory requirements, defects in documentation, or changes in applicable law in any relevant jurisdiction.

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9.13. Investor’s Rights and Remedies Cumulative. All rights, remedies, and powers conferred in this Agreement and the Transaction Documents are cumulative and not exclusive of any other rights or remedies, and shall be in addition to every other right, power, and remedy that Investor may have, whether specifically granted in this Agreement or any other Transaction Document, or existing at law, in equity, or by statute, and any and all such rights and remedies may be exercised from time to time and as often and in such order as Investor may deem expedient.

9.14. Attorneys’ Fees and Cost of Collection. In the event any suit, action or arbitration is filed by either party against the other to interpret or enforce any of the Transaction Documents, the unsuccessful party to such action agrees to pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees incurred therein, including the same with respect to an appeal. The “prevailing party” shall be the party in whose favor a judgment is entered, regardless of whether judgment is entered on all claims asserted by such party and regardless of the amount of the judgment; or where, due to the assertion of counterclaims, judgments are entered in favor of and against both parties, then the judge or arbitrator shall determine the “prevailing party” by taking into account the relative dollar amounts of the judgments or, if the judgments involve nonmonetary relief, the relative importance and value of such relief. Nothing herein shall restrict or impair an arbitrator’s or a court’s power to award fees and expenses for frivolous or bad faith pleading. If (i) the Note is placed in the hands of an attorney for collection or enforcement prior to commencing arbitration or legal proceedings, or is collected or enforced through any arbitration or legal proceeding, or Investor otherwise takes action to collect amounts due under the Note or to enforce the provisions of the Note, or (ii) there occurs any bankruptcy, reorganization, receivership of Company or other proceedings affecting Company’s creditors’ rights and involving a claim under the Note; then Company shall pay the costs incurred by Investor for such collection, enforcement or action or in connection with such bankruptcy, reorganization, receivership or other proceeding, including, without limitation, reasonable attorneys’ fees, expenses, deposition costs, and disbursements.

9.15. Waiver. No waiver of any provision of this Agreement shall be effective unless it is in the form of a writing signed by the party granting the waiver. No waiver of any provision or consent to any prohibited action shall constitute a waiver of any other provision or consent to any other prohibited action, whether or not similar. No waiver or consent shall constitute a continuing waiver or consent or commit a party to provide a waiver or consent in the future except to the extent specifically set forth in writing.

9.16. Waiver of Jury Trial. Each party to this Agreement waives any rights such party may have to demand trial by jury for disputes arising under this Agreement, to the extent such waiver is permitted by applicable law. This waiver does not apply to any disputes that cannot lawfully be subject to jury waiver under Victorian or Australian law. THIS WAIVER EXTENDS TO ANY AND ALL RIGHTS TO DEMAND A TRIAL BY JURY ARISING UNDER COMMON LAW OR ANY APPLICABLE STATUTE, LAW, RULE OR REGULATION. FURTHER, EACH PARTY HERETO ACKNOWLEDGES THAT SUCH PARTY IS KNOWINGLY AND VOLUNTARILY WAIVING SUCH PARTY’S RIGHT TO DEMAND TRIAL BY JURY.

9.17. Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of this Agreement and the other Transaction Documents.

9.18. Voluntary Agreement. Company has carefully read this Agreement and each of the other Transaction Documents and has asked any questions needed for Company to understand the terms, consequences and binding effect of this Agreement and each of the other Transaction Documents and fully understand them. Company has had the opportunity to seek the advice of an attorney of Company’s choosing, or has waived the right to do so, and is executing this Agreement and each of the other Transaction Documents voluntarily and without any duress or undue influence by Investor or anyone else.

9.19. 9.19 Third-Party Beneficiaries. This Agreement is intended for the benefit of the parties hereto and their respective permitted successors and assigns. There are no third-party beneficiaries of this Agreement. Nothing in this Agreement, express or implied, is intended to confer upon any other person any rights, remedies, obligations or liabilities of any nature whatsoever.

[Remainder of page intentionally left blank; signature page follows]

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IN WITNESS WHEREOF, the undersigned Investor and Company have caused this Agreement to be duly executed as of the date first above written.

Executed by BRAIIN LIMITED ACN 660
713 093 in accordance with section 127 of
the Corporations Act 2001 (Cth) by its
authorised representatives:

Natraj Balasubramanian	/s/ Natraj Balasubramanian
Name of director	Signature of director

Executed by Advaitha Pty Ltd as trustee
for the Advaitha Family Trust in
accordance with section 127 of the
Corporations Act 2001 (Cth) by its
authorised representatives:

Chetan Saligrama	/s/ Chetan Saligrama
Name of director	Signature of director

[Signature Page to Note Purchase Agreement]

ATTACHED EXHIBITS:

Exhibit A	Note
Exhibit B	Security Agreement
Exhibit C	IP Security Agreement
Exhibit D	Pledge Agreement
Exhibit E	Guarantee
Exhibit F	Officer’s Certificate
Exhibit G	Arbitration Provisions

EXHIBIT G

ARBITRATION PROVISIONS

1. Dispute Resolution. For purposes of these arbitration provisions (the “Arbitration Provisions”), the term “Claims” means any disputes, claims, demands, causes of action, requests for injunctive relief, requests for specific performance, liabilities, damages, losses, or controversies whatsoever arising from, related to, or connected with the transactions contemplated in the Transaction Documents and any communications between the parties related thereto, including without limitation any claims of mutual mistake, mistake, fraud, misrepresentation, failure of formation, failure of consideration, promissory estoppel, unconscionability, failure of condition precedent, rescission, and any statutory claims, tort claims, contract claims, or claims to void, invalidate or terminate the Agreement (or these Arbitration Provisions (defined below)) or any of the other Transaction Documents. For the avoidance of doubt, Investor’s pursuit of an injunction or other Claim pursuant to these Arbitration Provisions or with a court will not later prevent Investor under the doctrines of claim preclusion, issue preclusion, res judicata or other similar legal doctrines from pursuing other Claims in a separate arbitration in the future. The parties to the Agreement (the “parties”) hereby agree that the Claims may be arbitrated in one or more arbitrations pursuant to these Arbitration Provisions (one for an injunction or injunctions and a separate one for all other Claims). The parties to the Agreement hereby agree that these Arbitration Provisions are binding on each of them. As a result, any attempt to rescind the Agreement (or these Arbitration Provisions) or any other Transaction Document) or declare the Agreement (or these Arbitration Provisions) or any other Transaction Document invalid or unenforceable pursuant to Section 29 of the 1934 Act or for any other reason is subject to these Arbitration Provisions. Any capitalized term not defined in these Arbitration Provisions shall have the meaning set forth in the Agreement.

2. Arbitration. Except as otherwise provided herein, all Claims must be submitted to arbitration (“Arbitration”) to be conducted exclusively in Melbourne Victoria and pursuant to the terms set forth in these Arbitration Provisions. Subject to the arbitration appeal right provided for in Paragraph 5 below (the “Appeal Right”), the parties agree that the award of the arbitrator rendered pursuant to Paragraph 4 below (the “Arbitration Award”) shall be (a) final and binding upon the parties, (b) the sole and exclusive remedy between them regarding any Claims, counterclaims, issues, or accountings presented or pleaded to the arbitrator, and (c) promptly payable in United States dollars free of any tax, deduction or offset (with respect to monetary awards). Subject to the Appeal Right, any costs or fees, including without limitation reasonable attorneys’ fees, incurred in connection with or incident to enforcing the Arbitration Award shall, to the maximum extent permitted by law, be charged against the party resisting such enforcement. The Arbitration Award shall include default interest (as defined or otherwise provided for in the Note, “Default Interest”) (with respect to monetary awards) at the rate specified in the Note for Default Interest both before and after the Arbitration Award. Judgment upon the Arbitration Award will be entered and enforced by any state or federal court sitting in Melbourne Victoria. Notwithstanding anything to the contrary herein, Investor may elect in its sole discretion to pursue the injunctive relief set forth in Section 9.3 of the Agreement in a court of competent jurisdiction without regard to these Arbitration Provisions.

3. The Arbitration Act. The parties hereby incorporate the provisions and procedures of the Commercial Arbitration Act 2011 (Victoria) (as amended or replaced from time to time) (the Arbitration Act). To the extent permitted by the Arbitration Act, the parties agree that, in the event of any inconsistency between the provisions of this agreement and the provisions of the Arbitration Act, the terms of this agreement will prevail and the parties agree to exclude, waive or vary the operation of any non-mandatory provisions of the Arbitration Act to the extent necessary to give effect to these arbitration provisions.

4. Arbitration Proceedings. Arbitration between the parties will be subject to the following:

4.1 Initiation of Arbitration. A party may initiate arbitration by giving written notice to the other party (Arbitration Notice) in the manner permitted under Section 9.9 of this Agreement (the Notice Provision); provided, however, that the initial Arbitration Notice must not be given by email or facsimile unless expressly permitted under the Notice Provision for formal notices. Arbitration will be deemed to have commenced on the date the Arbitration Notice is taken to be delivered to the receiving party in accordance with the Notice Provision (the Service Date). After the Service Date, documents, information and further notices relating to the arbitration may be delivered by email, facsimile or any other method permitted under the Notice Provision or as otherwise agreed by the parties or directed by the arbitrator. The Arbitration Notice must set out, in reasonable detail, the nature of the dispute, the remedies sought, and a clear statement electing to commence arbitration proceedings. All claims included in the Arbitration Notice must be clearly pleaded with sufficient particulars to enable the other party to understand the issues in dispute and to respond, consistent with the procedural requirements contemplated by these Arbitration Provisions and the Commercial Arbitration Act 2011 (Victoria).

4.2 Selection and Payment of Arbitrator.

(a) Within ten (10) calendar days after the Service Date, Investor shall select and submit to Company the names of three (3) proposed arbitrators (the Proposed Arbitrators), each of whom must be independent, suitably qualified, and experienced in commercial arbitration, and eligible for appointment as an arbitrator under the Commercial Arbitration Act 2011 (Victoria). The Proposed Arbitrators may be selected from recognised Australian arbitration bodies, including the Resolution Institute or the Australian Centre for International Commercial Arbitration (ACICA), or any other equivalent professional body. Within five (5) calendar days after Investor has submitted to Company the names of the Proposed Arbitrators, Company must select, by written notice to Investor, one (1) of the Proposed Arbitrators to act as the arbitrator for the parties under these Arbitration Provisions. If Company fails to select one of the Proposed Arbitrators in writing within such five (5) day period, then Investor may select the arbitrator from the Proposed Arbitrators by providing written notice of such selection to Company.

(b) If Investor fails to submit to Company the names of the Proposed Arbitrators within ten (10) calendar days after the Service Date pursuant to subparagraph (a) above, then Company may, at any time prior to Investor submitting the Proposed Arbitrators, identify by written notice to Investor the names of three (3) proposed arbitrators (the Proposed Arbitrators), each of whom must be independent, suitably qualified, and experienced in commercial arbitration, and eligible for appointment as an arbitrator under the Commercial Arbitration Act 2011 (Victoria). The Proposed Arbitrators may be selected from recognised Australian arbitration bodies, including the Resolution Institute or the Australian Centre for International Commercial Arbitration (ACICA), or any other equivalent professional body..

(c) If a Proposed Arbitrator chosen to serve as arbitrator declines or is otherwise unable to serve as arbitrator, then the party that selected such Proposed Arbitrator may select one (1) of the other three (3) Proposed Arbitrators within three (3) calendar days of the date the chosen Proposed Arbitrator declines or notifies the parties he or she is unable to serve as arbitrator. If all three (3) Proposed Arbitrators decline or are otherwise unable to serve as arbitrator, then the arbitrator selection process shall begin again in accordance with this Paragraph 4.2.

(d) The date on which the Proposed Arbitrator selected pursuant to this Paragraph 4.2 agrees in writing (including by email) and provides that written acceptance to both parties to act as arbitrator is referred to herein as the Arbitration Commencement Date. If an arbitrator resigns, is removed, or is otherwise unable to act during the arbitration, a replacement arbitrator shall be appointed in accordance with the procedure set out in this Paragraph 4.2, and the arbitration shall continue from the stage already reached, subject to any directions of the replacement arbitrator.

If any nominated arbitration body referred to in this agreement ceases to exist, ceases to maintain a panel of arbitrators, or is otherwise unable to assist with appointments and there is no successor body, then the arbitrator shall be appointed in accordance with the Commercial Arbitration Act 2011 (Victoria), including, where necessary, by application to the Supreme Court of Victoria or by adopting the appointment procedures of a recognised Australian arbitration body such as the Resolution Institute or the Australian Centre for International Commercial Arbitration (ACICA).

(e) Subject to Paragraph 4.10 below, the cost of the arbitrator must be paid equally by both parties. Subject to Paragraph 4.10 below, if one party refuses or fails to pay its portion of the arbitrator fee, then the other party can advance such unpaid amount (subject to the accrual of Default Interest thereupon), with such amount being added to or subtracted from, as applicable, the Arbitration Award.

4.3 Applicability of Certain Victorian Rules. The parties agree that the arbitration shall be conducted generally in accordance with the Supreme Court (General Civil Procedure) Rules 2015 (Victoria) and the Evidence Act 2008 (Victoria), to the extent the arbitrator considers them appropriate for the efficient and fair conduct of the arbitration. Without limitation, the Supreme Court (General Civil Procedure) Rules 2015 (Victoria) may be used as guidance in relation to the filing of pleadings, motions and submissions, the conduct of discovery, and the taking of evidence. The Evidence Act 2008 (Victoria) shall apply as a guide to the admissibility and treatment of evidence at any hearings, whether conducted in person, by video, or by telephone.

Notwithstanding the foregoing, the parties acknowledge that the arbitration is governed by the Commercial Arbitration Act 2011 (Victoria), and that the arbitrator may adopt such procedures as are appropriate to the circumstances. In the event of any inconsistency between the above rules and these Arbitration Provisions, these Arbitration Provisions shall prevail to the maximum extent permitted by law.

4.4 Answer and Default. An answer and any counterclaims to the Arbitration Notice shall be required to be delivered to the party initiating the Arbitration within twenty (20) calendar days after the Arbitration Commencement Date. If an answer is not delivered by the required deadline, the arbitrator must provide written notice to the defaulting party stating that the arbitrator will enter a default award against such party if such party does not file an answer within five (5) calendar days of receipt of such notice. If an answer is not filed within the five (5) day extension period, the arbitrator must render a default award, consistent with the relief requested in the Arbitration Notice, against a party that fails to submit an answer within such time period.

4.5 Related Litigation. Either party may, at its election, commence concurrent legal proceedings in the Supreme Court of Victoria or another court of competent jurisdiction in Victoria (Litigation Proceedings) following delivery of an Arbitration Notice, subject to the following: (a) the originating process filed in the Litigation Proceedings must be substantially similar to the claims set out in the Arbitration Notice, provided that an additional cause of action seeking to compel arbitration or enforce the arbitration agreement may also be included; (b) provided the other party files a response in the Litigation Proceedings and participates in the arbitration, the Litigation Proceedings will be stayed pending the making of an arbitral award (or Appeal Panel Award (defined below), if applicable); (c) if either party fails to file a response in the Litigation Proceedings or fails to participate in the arbitration process, then the other party may seek appropriate relief from the court, including judgment consistent with the relief sought, subject to the requirements of the Commercial Arbitration Act 2011 (Victoria) and applicable court rules; (d) any legal or procedural issue arising under the Commercial Arbitration Act 2011 (Victoria) that requires determination by a court of competent jurisdiction may be determined in the Litigation Proceedings. Any arbitral award (including any Appeal Panel Award, if applicable) may be enforced and entered as a judgment in the Supreme Court of Victoria or any other court of competent jurisdiction in accordance with the Commercial Arbitration Act 2011 (Victoria). Without limiting the foregoing, any arbitral award requiring the Company to execute amendments or additional Transaction Documents to perfect the Investor’s security interests may be enforced by the Investor in any jurisdiction where the Company or its related entities hold assets or are incorporated, including without limitation India, and the Company hereby irrevocably submits to the jurisdiction of courts in such jurisdictions for the purpose of enforcing such awards and waives any objection to venue or forum non conveniens. In the event either party successfully applies to a court to compel arbitration, the court may award costs, including reasonable legal costs, in accordance with applicable law and the court’s discretion.

4.6 Discovery. Pursuant to Section 118(8) of the Arbitration Act, the parties agree that discovery shall be conducted as follows:

(a) Written discovery will only be allowed if the likely benefits of the proposed written discovery outweigh the burden or expense thereof, and the written discovery sought is likely to reveal information that will satisfy a specific element of a claim or defense already pleaded in the Arbitration. The party seeking written discovery shall have the burden of showing that the standards and limitations set forth in these Arbitration Provisions are satisfied, provided that the arbitrator shall ensure that both parties have reasonable and proportionate access to relevant documents and information necessary to fairly present their case, including documents relating to security interests, pledges, charges, or other encumbrances over shares and assets of the Company and its related entities. Notwithstanding any other limitation in these Arbitration Provisions, the Investor shall be entitled to discovery of all documents and information relating to: (i) the creation, registration, perfection, priority, or enforcement of any security interest, pledge, charge, or encumbrance over shares or assets of the Company or its related entities; (ii) any competing or conflicting security interests or encumbrances; and (iii) the Company’s compliance with its obligations to execute amendments or additional Transaction Documents to perfect the Investor’s security interests. The scope of discovery in the Arbitration proceedings shall also be limited as follows:

(i) To facts directly connected with the transactions contemplated by the Agreement, including without limitation any security arrangements, pledges, charges, or encumbrances over shares and assets of the Company and its related entities (including any Indian subsidiaries or affiliates), and including all facts relating to the Company’s obligations to amend Transaction Documents to enable the Investor to create, register, perfect, maintain, or enforce any such security interests, and any failure or delay by the Company in performing such obligations.

(ii) To facts and information that cannot be obtained from another source or in another manner that is more convenient, less burdensome or less expensive than in the manner requested.

(b) No party shall be permitted: (i) more than fifteen (15) interrogatories (including discrete subparts), (ii) more than fifteen (15) requests for admission (including discrete subparts), (iii) more than ten (10) requests for production of documents (including discrete subparts), or (iv) more than three (3) depositions (excluding expert depositions), with each deposition not to exceed seven (7) hours in duration. The costs associated with any deposition will be borne by the party taking the deposition. The party defending the deposition must provide written notice to the party taking the deposition of the estimated reasonable legal costs that such party expects to incur in connection with defending the deposition. If the party defending the deposition fails to provide an estimate of reasonable legal costs within five (5) calendar days of receipt of a deposition notice, that party shall be deemed to have waived its right to claim those estimated costs in advance. Each party shall bear its own legal costs in connection with depositions, unless the arbitrator determines that the deposition was frivolous, vexatious, or sought for an improper purpose, in which case the arbitrator may order the party taking the deposition to reimburse the reasonable legal costs of the defending party. If the party taking the deposition considers the estimated reasonable legal costs to be excessive or unreasonable, that party may refer the issue to the arbitrator for determination, and the arbitrator’s decision shall be final and binding. Unless otherwise agreed by the parties or directed by the arbitrator, all depositions will be conducted in Victoria, Australia, and may be conducted in person, by video conference, or by other agreed electronic means.

(c) All discovery requests (including document production requests included in deposition notices) must be submitted in writing to the arbitrator and the other party. The party submitting any written discovery requests must include with those requests a detailed explanation of how the proposed discovery satisfies the requirements of these Arbitration Provisions and is reasonable, proportionate and necessary for the fair resolution of the dispute, having regard to the procedural framework contemplated by the Commercial Arbitration Act 2011 (Victoria) and, where appropriate, the principles reflected in the Supreme Court (General Civil Procedure) Rules 2015 (Victoria). The receiving party will then be permitted, within five (5) calendar days of receiving the proposed discovery requests, to submit to the arbitrator: (i) an estimate of the reasonable legal costs and expenses associated with responding to such written discovery requests, and (ii) a written challenge to any of the discovery requests. After receipt of an estimate of reasonable legal costs and expenses and/or any challenge to one or more discovery requests, the arbitrator will, within three (3) calendar days, make a determination as to the likely reasonable legal costs and expenses associated with responding to the discovery requests and issue an order that: (i) requires the requesting party to prepay twenty-five percent (25%) of the reasonable legal costs and expenses associated with responding to the discovery requests, with the remaining seventy-five percent (75%) to be allocated as costs in the final award, provided that no prepayment shall be required for discovery requests relating to the Company’s obligations to amend Transaction Documents to perfect the Investor’s security interests, or the Company’s compliance or non-compliance with such obligations, and the full costs of responding to such requests shall be borne by the Company regardless of the outcome of the arbitration; and (ii) requires the responding party to respond to the discovery requests, as limited or modified by the arbitrator, within twenty-five (25) calendar days of the arbitrator’s determination.

If a party entitled to submit an estimate of reasonable legal costs and expenses and/or a challenge to discovery requests fails to do so within such fifteen (15) day period, the arbitrator will determine that: (A) there are no reasonable legal costs or expenses required to be prepaid in connection with responding to such discovery requests; (B) the responding party must respond to such discovery requests (as may be limited or modified by the arbitrator) within twenty-five (25) calendar days of the arbitrator’s determination; and (C) the responding party shall be deemed to have waived any objection to the scope or burden of the discovery requests, subject to the arbitrator’s inherent power to limit discovery that is clearly excessive or oppressive.

Any party submitting written discovery requests, including without limitation interrogatories, requests for production, subpoenas to a party or third party, or requests for admissions, must prepay twenty-five percent (25%) of the estimated reasonable legal costs and expenses as determined by the arbitrator before the responding party has any obligation to produce documents or otherwise respond, unless that entitlement is deemed waived as set out above, with the balance of costs to be allocated in the final award. Notwithstanding the foregoing, no prepayment shall be required, and the Company shall bear all costs, for any discovery requests by the Investor relating to: (i) the existence, validity, perfection, priority, or enforcement of security interests, pledges, charges, or encumbrances over shares or assets of the Company or its related entities; (ii) the Company’s obligations to execute amendments or additional Transaction Documents to perfect such security interests; or (iii) the Company’s compliance or non-compliance with such obligations.

(d) In determining whether to allow a written discovery request, the arbitrator must be satisfied that the request complies with these Arbitration Provisions and is reasonable, proportionate and necessary to resolve the issues in dispute. The arbitrator must strictly enforce these standards. If a discovery request does not satisfy these standards, the arbitrator may modify the request so that it complies, or may strike the request in whole or in part.

(e) Each party may submit expert reports (and rebuttals), provided that such reports must be submitted within sixty (60) days of the Arbitration Commencement Date. Each party will be permitted a maximum of two (2) experts. Expert reports must contain: (i) a complete statement of all opinions the expert will offer and the basis and reasons for those opinions; (ii) the expert’s name and qualifications, including a list of publications within the preceding ten (10) years, and a list of any other matters in which the expert has given evidence at trial, in arbitration, or by deposition, or prepared a report within the preceding ten (10) years; and (iii) the compensation to be paid for the expert’s report and testimony. Each party is entitled to depose another party’s expert witness once only, for no more than six (6) hours. An expert may not give evidence concerning any matter not fairly disclosed in the expert report.

4.7 Dispositive Motions. Each party shall have the right to submit applications seeking the summary determination or dismissal of all or part of a claim or defence (a Dispositive Motion), including on the basis that a claim discloses no reasonable cause of action, has no real prospect of success, or can be determined without the need for a full evidentiary hearing. The Investor shall have the right to seek summary determination that the Company has breached its obligation to execute amendments or additional Transaction Documents necessary to perfect the Investor’s security interests, and to obtain an order compelling the Company to execute such documents forthwith, without the need for a full evidentiary hearing if the facts are not in genuine dispute. Any such Dispositive Motion shall be made to the arbitrator in writing. The party submitting the Dispositive Motion may, but is not required to, deliver to the arbitrator and to the other party a written memorandum in support of the Dispositive Motion (the Memorandum in Support). Within seven (7) calendar days of delivery of the Memorandum in Support, the other party shall deliver to the arbitrator and to the other party a written memorandum in opposition (the Memorandum in Opposition). Within seven (7) calendar days of delivery of the Memorandum in Opposition, the party that submitted the Memorandum in Support may deliver to the arbitrator and to the other party a reply memorandum responding to the Memorandum in Opposition (Reply Memorandum). If a party fails to deliver the Memorandum in Opposition within the time required above, or if the party submitting the Dispositive Motion fails to deliver a Reply Memorandum within the time required above, that party shall be deemed to have waived its right to do so, and the Dispositive Motion may be determined by the arbitrator on the materials before them.

4.8 Confidentiality. All information disclosed by either party (or that party’s agents) during the arbitration process (including, without limitation, information disclosed during the discovery process or any appeal, if applicable) shall be treated as confidential. Each party agrees not to disclose any confidential information received from the other party (or its agents) during the arbitration process except where: (a) the information becomes publicly available, whether before or after disclosure, other than as a result of any act or omission of the receiving party or its agents; (b) disclosure is required by law, court order, subpoena, regulatory requirement or similar legal compulsion, provided that the receiving party gives the other party written notice as soon as reasonably practicable and, where permitted, a reasonable opportunity to seek a protective order or other appropriate relief prior to disclosure; (c) the information is disclosed to the receiving party’s agents, professional advisers, representatives or legal counsel on a strict need-to-know basis, provided that such persons are subject to confidentiality obligations no less onerous than those set out in these Arbitration Provisions; or (d) disclosure is reasonably necessary for the Investor to register, perfect, enforce or otherwise give effect to any security interest, pledge, charge or other encumbrance over shares or assets of the Company or its related entities (including entities incorporated in India), provided that such disclosure is limited to what is reasonably required for such purpose. The arbitrator is authorised, upon the written request of either party, to make directions or orders to preserve confidentiality and to protect privileged or confidential information, including by way of protective orders, suppression directions, or limitations on the use or disclosure of documents and evidence, to the extent permitted under the Commercial Arbitration Act 2011 (Victoria).

4.9 Authorization; Timing; Scheduling Order. Subject to all other sections of these Arbitration Provisions, the parties authorise and direct the arbitrator to take such actions and make such procedural rulings as may be necessary to give effect to the parties’ intention that the arbitration be conducted in an efficient and expeditious manner. The parties agree that, to the maximum extent permitted by the Commercial Arbitration Act 2011 (Victoria), the arbitral award must be made within one hundred twenty (120) calendar days after the Arbitration Commencement Date, unless the parties agree otherwise in writing or the arbitrator determines that an extension is reasonably necessary in the interests of fairness and due process. Notwithstanding the foregoing, if the Investor seeks an order compelling the Company to execute amendments or additional Transaction Documents to perfect security interests, and the arbitrator determines that the Investor has established a prima facie case that the Company has failed to comply with its obligations in this regard, the arbitrator shall issue an interim award or order requiring the Company to execute such documents within ten (10) calendar days, pending final determination of the arbitration. The arbitrator is authorised and directed to convene a scheduling conference within ten (10) calendar days after the Arbitration Commencement Date for the purpose of establishing a binding procedural timetable, including deadlines for discovery, expert evidence, and the submission of documents and written materials, so as to facilitate the delivery of the arbitral award within the intended 120-day period.

4.10 Relief. The arbitrator shall have the right to award or include in the Arbitration Award (or in a preliminary ruling) any relief which the arbitrator deems proper under the circumstances, including, without limitation, specific performance and injunctive relief (including orders requiring the Company to execute, deliver, and register security documents over shares and assets of the Company and its related entities in accordance with the terms of the Agreement, and orders requiring the Company to amend any Transaction Document as may be required to allow the Investor to obtain and perfect security interests over any assets or shares of the Company and its related entities), provided that the arbitrator may not award exemplary or punitive damages.

4.11 Fees and Costs. As part of the Arbitration Award, the arbitrator is hereby directed to require the losing party (the party being awarded the least amount of money by the arbitrator, which, for the avoidance of doubt, shall be determined without regard to any statutory fines, penalties, fees, or other charges awarded to any party) to (a) pay the full amount of any unpaid costs and fees of the Arbitration, and (b) reimburse the prevailing party for all reasonable attorneys’ fees, arbitrator costs and fees, deposition costs, other discovery costs, and other expenses, costs or fees paid or otherwise incurred by the prevailing party in connection with the Arbitration, including any costs reasonably incurred in enforcing, perfecting, or registering security interests over shares and assets of the Company or its related entities.

4.12 Application to Set Aside. Following the making of the arbitral award, if either party wishes to apply to set aside or challenge the award, that party must do so by application to the Supreme Court of Victoria (or another court of competent jurisdiction in Australia) within the earlier of:(a) sixty (60) days after the date on which the arbitral award is delivered to the parties; and (b) the date on which that party files any response to an application by the prevailing party to recognise, enforce, or enter judgment on the arbitral award. Any application to set aside, recognise, or enforce an arbitral award shall be made in accordance with the Commercial Arbitration Act 2011 (Victoria) and the applicable rules of the court.

5. Arbitration Appeal.

5.1 Initiation of Appeal. Following the making of the arbitral award, either party (the Appellant) shall have a period of thirty (30) calendar days in which to notify the other party (the Appellee), in writing, that the Appellant elects to appeal the arbitral award (the Appeal) to a panel of arbitrators as provided in Paragraph 5.2 below (such notice being an Appeal Notice). The date on which the Appellant delivers the Appeal Notice to the Appellee is referred to herein as the Appeal Date. The Appeal Notice must be delivered to the Appellee in accordance with the provisions of Paragraph 4.1 above relating to delivery of an Arbitration Notice. At the same time as delivering the Appeal Notice to the Appellee, the Appellant must pay for, and provide proof of payment to the Appellee of, a bond in an amount equal to one hundred and ten per cent (110%) of the sum the Appellant is required to pay to the Appellee under the arbitral award being appealed. If an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the required bond) in compliance with this Paragraph 5.1, the Appeal shall proceed as of right in accordance with these Arbitration Provisions and shall not be subject to any further condition except as expressly set out herein. If a party does not deliver an Appeal Notice (together with proof of payment of the required bond) within the time period specified in this Paragraph 5.1, that party shall be deemed to have waived and lost its right to appeal the arbitral award. The arbitral award shall be treated as final and binding unless and until an Appeal Notice has been properly delivered and the required appeal bond has been posted (together with proof of payment). The parties acknowledge and agree that any Appeal is part of their agreement to resolve disputes by arbitration and forms part of the arbitration agreement for the purposes of the Commercial Arbitration Act 2011 (Victoria).

5.2 Selection and Payment of Appeal Panel. In the event an Appellant delivers an Appeal Notice to the Appellee (together with proof of payment of the applicable bond) in compliance with the provisions of Paragraph 5.1 above, the Appeal will be heard by a three (3) person arbitration panel (the Appeal Panel).

(a) Within ten (10) calendar days after the Appeal Date, the Appellee shall select and submit to the Appellant the names of five (5) proposed arbitrators (the Proposed Appeal Arbitrators), each of whom must be independent, suitably qualified, and experienced in commercial arbitration, and eligible for appointment as an arbitrator under the Commercial Arbitration Act 2011 (Victoria). None of the Proposed Appeal Arbitrators may be the arbitrator who rendered the Arbitration Award being appealed (the Original Arbitrator). The Proposed Appeal Arbitrators may be selected from recognised Australian arbitration bodies, including the Resolution Institute or the Australian Centre for International Commercial Arbitration (ACICA), or any equivalent professional body. Within five (5) calendar days after the Appellee has submitted the names of the Proposed Appeal Arbitrators, the Appellant must select, by written notice to the Appellee, three (3) of the Proposed Appeal Arbitrators to act as the members of the Appeal Panel. If the Appellant fails to select three (3) of the Proposed Appeal Arbitrators in writing within such five (5) day period, then the Appellee may select the three (3) arbitrators from the Proposed Appeal Arbitrators by providing written notice of such selection to the Appellant.

(b) If the Appellee fails to submit to the Appellant the names of the Proposed Appeal Arbitrators within ten (10) calendar days after the Appeal Date pursuant to subparagraph (a) above, then the Appellant may, at any time prior to the Appellee doing so, identify by written notice to the Appellee the names of five (5) proposed arbitrators (none of whom may be the Original Arbitrator), each of whom must be independent, suitably qualified, and experienced in commercial arbitration, and eligible for appointment under the Commercial Arbitration Act 2011 (Victoria). The Appellee may then, within five (5) calendar days after the Appellant has submitted notice of its selected arbitrators, select, by written notice to the Appellant, three (3) of those arbitrators to serve on the Appeal Panel. If the Appellee fails to select in writing within such five (5) day period three (3) of the arbitrators nominated by the Appellant, then the Appellant may select the three (3) members of the Appeal Panel from its list of five (5) arbitrators by providing written notice of such selection to the Appellee.

(c) If a selected Proposed Appeal Arbitrator declines or is otherwise unable to serve, then the party that selected that Proposed Appeal Arbitrator may select one (1) of the other nominated Proposed Appeal Arbitrators within three (3) calendar days of the date the chosen Proposed Appeal Arbitrator declines or notifies the parties that they are unable to serve. If at least three (3) of the five (5) nominated Proposed Appeal Arbitrators decline or are otherwise unable to serve, then the Proposed Appeal Arbitrator selection process shall recommence in accordance with this Paragraph 5.2; provided, however, that any Proposed Appeal Arbitrators who have already agreed to serve shall remain on the Appeal Panel.

(d) The date on which all three (3) Proposed Appeal Arbitrators selected pursuant to this Paragraph 5.2 confirm in writing (including by email), to both the Appellant and the Appellee, that they agree to serve as members of the Appeal Panel is referred to herein as the Appeal Commencement Date. No later than five (5) calendar days after the Appeal Commencement Date, the Appellee shall designate in writing (including by email) to the Appellant and the Appeal Panel the name of one (1) of the three (3) members of the Appeal Panel to act as the lead arbitrator for the Appeal proceedings.

Each member of the Appeal Panel shall be deemed an arbitrator for the purposes of these Arbitration Provisions and the Commercial Arbitration Act 2011 (Victoria). In conducting the Appeal, the Appeal Panel may only act or make determinations upon the approval of a majority of its members, as communicated by the lead arbitrator on behalf of the Appeal Panel. If an arbitrator on the Appeal Panel resigns, ceases to act, or is otherwise unable to continue, a replacement arbitrator shall be appointed in accordance with the process set out in this Paragraph 5.2 to continue the Appeal.

If any nominated arbitration body referred to in this agreement ceases to exist or ceases to maintain a panel of arbitrators, and there is no successor body, then the arbitrators for the Appeal Panel shall be selected in accordance with the appointment mechanisms available under the Commercial Arbitration Act 2011 (Victoria), including, where necessary, by application to the Supreme Court of Victoria or by adopting the appointment procedures of a recognised Australian arbitration body such as the Resolution Institute or ACICA.

(e) Subject to Paragraph 5.7 below, the costs of the Appeal Panel shall be borne entirely by the Appellant.

5.3 Appeal Procedure. The Appeal will be taken to be an appeal of the entire arbitral award. In conducting the Appeal, the Appeal Panel shall undertake a de novo review of all claims described or otherwise set out in the Arbitration Notice. Subject to the foregoing and all other provisions of this Paragraph 5, the Appeal Panel shall conduct the Appeal in the manner it considers appropriate to ensure a fair and expeditious determination of the dispute. The Appeal Panel may hold one or more hearings, permit oral argument, and review all evidence and materials previously submitted in the arbitration, including all discovery, transcripts, briefs, pleadings and other documents filed with the Original Arbitrator, together with any additional written submissions permitted under these Arbitration Provisions. Notwithstanding the foregoing, in connection with the Appeal, the Appeal Panel shall not permit the parties to conduct any additional discovery, raise any new claims, or introduce new witnesses, affidavits or expert evidence. The Appeal Panel shall determine the Appeal based solely on the record that was before the Original Arbitrator and the written and oral submissions made to the Appeal Panel. In undertaking its review, the Appeal Panel shall reach its own independent conclusions and shall not be bound by, nor give deference to, the findings of the Original Arbitrator or the arbitral award.

5.4 Timing. (a) Within seven (7) calendar days of the Appeal Commencement Date, the Appellant: (i) shall deliver, or cause to be delivered, to the Appeal Panel copies of the Appeal Notice, all discovery conducted in connection with the arbitration, and all briefs, pleadings and other documents filed with the Original Arbitrator (which material the Appellee shall have the right to review and supplement if necessary); and (ii) may, but is not required to, deliver to the Appeal Panel and to the Appellee a written memorandum in support of the Appellant’s arguments or position with respect to all claims, counterclaims, issues, or accountings presented or pleaded in the arbitration (Memorandum in Support). Within seven (7) calendar days after delivery of the Memorandum in Support, if provided, the Appellee shall deliver to the Appeal Panel and to the Appellant a written memorandum in opposition to the Memorandum in Support (Memorandum in Opposition). Within seven (7) calendar days after delivery of the Memorandum in Opposition, the Appellant may deliver to the Appeal Panel and to the Appellee a reply memorandum responding to the Memorandum in Opposition (Reply Memorandum). If the Appellant fails to substantially comply with the requirements of clause (i) of this subparagraph (a), the Appellant shall be deemed to have waived its right to appeal the arbitral award, and the arbitral award shall be final and binding, provided that if the Investor is the Appellant, the Investor shall have an additional fourteen (14) calendar days to cure any non-compliance upon written notice from the Appellee, and such cure period shall not constitute a waiver of the Investor’s appeal rights. If the Appellee fails to deliver the Memorandum in Opposition within the time required above, or if the Appellant fails to deliver the Reply Memorandum within the time required above, then the Appellee or the Appellant, as applicable, shall be deemed to have waived its right to provide that submission, and the Appeal shall proceed on the materials before the Appeal Panel. (b) Subject to subparagraph (a) above, the parties agree that the Appeal is to be heard by the Appeal Panel within thirty (30) calendar days of the Appeal Commencement Date, and that the Appeal Panel shall use reasonable endeavours to deliver its decision within thirty (30) calendar days after the Appeal is heard and, in any event, no later than sixty (60) calendar days after the Appeal Commencement Date, unless the parties otherwise agree in writing or the Appeal Panel determines that an extension is reasonably necessary in the interests of fairness and due process. Any request by the Investor for an extension of time shall be deemed reasonable and necessary if it relates to obtaining documents, information, or evidence from the Company, its related entities, if it relates to compliance with regulatory requirements affecting the security interests granted to the Investor, or if it relates to the Company’s failure or delay in amending Transaction Documents or taking actions necessary to perfect the Investor’s security interests.

5.5 Appeal Panel Award. The Appeal Panel shall issue its decision (the Appeal Panel Award) through the lead arbitrator on behalf of the Appeal Panel.

Notwithstanding any other provision contained herein, the Appeal Panel Award shall: (a) supersede in its entirety and render of no further force or effect the original arbitral award (provided that any confidentiality, protective or procedural orders made by the Original Arbitrator shall remain in full force and effect unless varied by the Appeal Panel); (b) be final and binding upon the parties, subject only to any rights available under the Commercial Arbitration Act 2011 (Victoria) to seek recognition, enforcement, or to apply to set aside an award; (c) constitute the sole and exclusive determination between the parties in respect of all claims, counterclaims, issues, or accountings presented or pleaded in the arbitration; (d) in the case of any monetary award, be payable promptly in the currency specified in the relevant agreement or, if no currency is specified, in Australian dollars, free of any tax, deduction or set-off except as required by law. Any costs or fees, including without limitation all legal costs (on a full indemnity basis), court fees, bailiff fees, enforcement costs, and any other expenses whatsoever incurred in connection with or incidental to recognising, registering, or enforcing the Appeal Panel Award in any jurisdiction (including India) shall be recoverable in full from the party resisting enforcement, as determined by a court of competent jurisdiction, and such costs shall be added to the award amount and bear interest at the same rate as the principal award. The Appeal Panel Award shall include default interest (in respect of any monetary award) at the rate specified in the relevant agreement or, if no such rate is specified, at a reasonable commercial rate determined by the Appeal Panel, accruing from the date specified in the award until payment. Judgment upon the Appeal Panel Award may be recognised, entered and enforced by the Supreme Court of Victoria or any other court of competent jurisdiction in Australia in accordance with the Commercial Arbitration Act 2011 (Victoria).

5.6 Relief. The Appeal Panel shall have the authority to grant any remedy or relief it considers appropriate in the circumstances and within the scope of the parties’ agreement, including, without limitation, orders for specific performance, declaratory relief and injunctive relief. However, to the maximum extent permitted by law, the Appeal Panel shall not have the authority to award exemplary, punitive or penal damages.

5.7 Fees and Costs. As part of the Appeal Panel Award, the Appeal Panel is directed, to the maximum extent permitted by law, to order that the losing party (being the party awarded the lesser monetary amount by the Appeal Panel, determined without regard to any statutory fines, penalties, fees or other regulatory amounts awarded to any party) shall: (a) pay the full amount of any unpaid costs and fees of the arbitration and the Appeal Panel; and (b) reimburse the prevailing party (being the party awarded the greater monetary amount by the Appeal Panel, determined without regard to any statutory fines, penalties, fees or other regulatory amounts awarded to any party) for its reasonable legal costs, arbitrator and Appeal Panel costs and fees, deposition costs, discovery costs, and all other reasonable expenses, costs or fees paid or incurred by the prevailing party in connection with the arbitration, including in connection with the Appeal. For the avoidance of doubt, the Appeal Panel shall have the authority to determine the reasonableness and amount of such costs and expenses and to include those amounts in the Appeal Panel Award.

6. Miscellaneous.

6.1 Severability. If any part of these Arbitration Provisions is found to violate or be illegal under applicable law, then such provision shall be modified to the minimum extent necessary to make such provision enforceable under applicable law, and the remainder of the Arbitration Provisions shall remain unaffected and in full force and effect.

6.2 Governing Law. These Arbitration Provisions shall be governed by the laws of the State of Victoria, Australia, excluding its conflict of laws principles. Any arbitration shall be conducted in Melbourne, Victoria, and shall be administered in accordance with the Australian Centre for International Commercial Arbitration (ACICA) Arbitration Rules. For the avoidance of doubt, the laws of Victoria, Australia shall apply to all security interests, pledges, charges, and other security arrangements created under this Agreement, including those relating to assets and shares located in India, to the maximum extent permitted by applicable law.

6.3 Interpretation. The headings of these Arbitration Provisions are for convenience of reference only and shall not form part of, or affect the interpretation of, these Arbitration Provisions.

6.4 Waiver. No waiver of any provision of these Arbitration Provisions shall be effective unless it is in the form of a writing signed by the party granting the waiver.

6.5 Time is of the Essence. Time is expressly made of the essence with respect to each and every provision of these Arbitration Provisions, provided that any party may request a reasonable extension of time for good cause shown, and such extension shall not be unreasonably withheld. The Investor shall have the right to extend any deadline applicable to it by written notice to the other party, such extension not to exceed 30 days for each individual extension, provided that the Investor may grant itself multiple such extensions. Notwithstanding the foregoing, time shall not be of the essence with respect to the Investor’s obligations under this Agreement, but time shall remain of the essence with respect to the Company’s obligations to amend Transaction Documents and execute, deliver, and register security documents as required to perfect the Investor’s security interests.

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